Exhibit 5.1

Avocats à la Cour de Paris Solicitors of the Senior Courts of England and Wales	Linklaters LLP 25 rue de Marignan 75008 Paris Telephone (+33) 1 56 43 56 43 Facsimile (+33) 1 43 59 41 96 Palais J 030 Direct Line +33 1 56 43 57 42

To:                             GENFIT S.A.

Parc Eurasanté

885, avenue Eugène Avinée

59120 Loos

France

March 26, 2019

Our Ref:                   L-276715

Ladies and Gentlemen,

Re. Rule 462(b) Registration Statement on Form F-1 to be filed with the Commission pursuant to Rule 462(b) of Regulation C promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and relating to the Offering of up to 7,647,500 ordinary shares of GENFIT S.A.

1                                      Introduction and Purpose

1.1                            We have acted as French counsel to the Company (as such term is defined below) in connection with:

(a) the offering (the “Offering”) of ordinary shares of Genfit S.A., a société anonyme à conseil d’administration organised under the laws of France, registered with the Registre du commerce et des sociétés of Lille Métropole under number 424 341 907 (the “Company”), which Offering consists of the issue and sale of:

•                  500,000 ordinary shares with a nominal value of €0.25 each issued in the context of a private placement outside of the United States and a public offering in the United States (it being specified that, in the context of the U.S. public offering, the ordinary shares will be delivered in the form of ADSs) (the “Initial Shares”);

•                  6,150,000 ADSs, each representing one ordinary share of the Company, issued in the context of a public offering in the United States (the “Initial ADSs,”);

•                  up to 997,500 ordinary shares, some of which may be delivered as such (the “Option Shares” and together with the Initial Shares, the “Offered Securities”) and some of which may be delivered in the form of ADSs (the “Option ADSs”) in case of the exercise of the overallotment option; and

(b) the admission to trading and listing on (i) the Regulated Market of Euronext in Paris (“Euronext Paris”) of the Initial Shares and, as the case may be, the Option Shares and (ii) the Nasdaq Global Market of the Initial ADSs and, as the case may be, the Option ADSs.

This communication is confidential and may be privileged or otherwise protected by work product immunity. Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of the LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP and of the non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ, England or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on Linklaters LLP’s regulatory position.

In connection with the preparation and filing of a registration statement on Form F-1, as amended (File No. 333-229907) (the “Initial Registration Statement”), including a related prospectus which forms a part of the Initial Registration Statement (the “Prospectus”), and a Registration Statement on Form F-1 related thereto that is to be filed with the Commission pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act (the “Rule 462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statements”), we have been asked to provide opinions on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

2                                      French law

This opinion is limited to French law and is given on the basis that it will be governed by and construed in accordance with French law.

3                                      Scope of inquiry

For the purpose of this opinion, we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion.

4                                      Assumptions

For the purpose of this opinion, we have made the following assumptions:

4.1                            all copy documents conform to the originals and all originals are genuine, complete and up-to-date;

4.2                            each signature is the genuine signature of the individual concerned;

4.3                            the extrait K-bis, the certificat en matière de procédures collectives and the copy of the statuts of the Company examined by us are complete and up-to-date;

4.4                            the resolutions and decisions referred to in paragraphs 4 to 5 of the Schedule have not been amended or superseded, the resolutions referred to in paragraph 4 of the Schedule were duly passed at a duly convened and held Combined General Meeting of shareholders (Assemblée Générale Mixte des actionnaires) of the Company, and the decision referred to in paragraph 5 of the Schedule was duly passed at a duly convened and held meeting of the Board of Directors (Conseil d’Administration) of the Company;

4.5                            the Underwriting Agreement and the Deposit Agreement constitute legally binding, valid and enforceable obligations of each party thereto under all applicable laws, in particular the laws of the State of New York by which they are expressed to be governed;

4.6                            the offering restrictions contained in the Underwriting Agreement and the Registration Statements have been and will be complied with;

4.7                            the maximum issuance amounts set forth in the resolution of the extraordinary shareholders’ meeting pursuant to which the Offered Securities are issued will not be exceeded as a result of the Offering;

4.8                            the representations made by certain investors in the Investor Letter as to the fact that they belong to the categories of investors to whom the capital increase authorised by the resolutions of the Combined General Meeting of shareholders (Assemblée Générale Mixte des actionnaires) referred to in paragraph 4 of the Schedule will, as applicable, be true and accurate and correct and complete.

5                                      Opinion

Based on the documents referred to in the Schedule and the assumptions in paragraph 4 above and subject to the qualifications in paragraph 6 and to any matters not disclosed to us, we are of the opinion that the Initial Shares and, as the case may be, the Option Shares, when issued by the Company in accordance with the resolutions of the Combined General Meeting of shareholders (Assemblée Générale Mixte des actionnaires) of the Company held on June 15, 2018 pursuant to, and in accordance with, the Underwriting Agreement against full payment of their subscription price as provided in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

6                                      Qualifications

This opinion is subject to the following qualifications:

6.1                            without limiting the generality of the foregoing, we have made no investigation as to the accuracy and exhaustiveness of the facts (including statements of foreign law) contained in any of the documents listed in the Schedule to this opinion;

6.2                            the issue of the Option Shares will have to be decided by the Chairman of the Board of Directors, within the limits set forth by the Board of Directors’ decision referred to in paragraph 5 of the Schedule;

6.3                            this opinion is subject to any limitation arising from ad hoc mandate (mandat ad hoc), conciliation (conciliation), accelerated safeguard (sauvegarde accélérée), accelerated financial safeguard (sauvegarde financière accélérée), safeguard (sauvegarde), judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire) (including a provision that creditors’ proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision instituting the accelerated safeguard (sauvegarde accélérée), the accelerated financial safeguard (sauvegarde financière accélérée), the safeguard (sauvegarde), the judicial reorganisation (redressement judiciaire) and the judicial liquidation (liquidation judiciaire) proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors; and

6.4                            it should be noted that notice of any change affecting the status of the Company may not be filed immediately with the Registre du commerce et des sociétés and as a consequence may not immediately appear on the extrait K-bis. It should also be noted that the opening of ad hoc mandate (mandat ad hoc) or conciliation (conciliation) proceedings never appears on such document;

7                                      Reliance

7.1                            This opinion is addressed to you solely for your benefit in connection with the Rule 462(b) Registration Statement. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document (other than the Rule 462(b) Registration Statement) or filed with anyone without our prior written express consent.

7.2                            We hereby consent to the filing with the U.S. Securities and Exchange Commission (the “Commission”) of this opinion as Exhibit 5.1 to the Rule 462(b) Registration Statement.

7.3                            We also consent to the reference to Linklaters LLP under the caption “Legal Matters” in the Rule 462(b) Registration Statement.

Yours faithfully,

/s/ Bertrand Sénéchal

Linklaters LLP

SCHEDULE

1                                      A copy of the statuts of the Company as at December 27, 2018.

2                                      The Extrait K-bis relating to the Company, issued by the Registre du commerce et des sociétés of Lille Métropole dated March 25, 2019.

3                                      The certificat en matière de procédures collectives of the Company issued by the Registre du commerce et des sociétés of Lille Métropole dated March 25, 2019.

4                                      A copy of the resolutions of the Combined General Meeting of shareholders (Assemblée Générale Mixte des actionnaires) of the Company passed on June 15, 2018, authorising the issue of the Offered Securities by capital increase without preferential rights to existing shareholders.

5                                      A copy of the decision of the Board of Directors (Conseil d’Administration) of the Company passed on March 13, 2019 deciding on the launch of the Offering.

6                                      A copy of the decision of the Chairman of the Board of Directors (Président-Directeur Général) of the Company dated March 26, 2019 deciding on the pricing of the Offering and the issuance of the Offered Securities.

7                                      A copy of the decision of the Chairman of the Board of Directors (Président-Directeur Général) of the Company dated March 26, 2019 deciding upon the final allocation of the Offered Securities to a certain category of investors.

8                                      A copy of the Registration Statement.

9                                      A copy of the Rule 462(b) Registration Statement.

10                               A copy of the Underwriting Agreement dated March 26, 2019.

11                               A copy of the Depositary Agreement dated March 26, 2019.